Exhibit 99.1

CareDx Closes Debt Refinancing

$15 Million Term Loan with Perceptive Advisors

BRISBANE, Calif., April 18, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it has closed its debt refinancing by entering into a credit agreement with Perceptive Advisors, which provided an initial term loan of $15 million.

The term loan facility consists of an initial tranche of $15 million, with a second tranche of $10 million available at the Company’s option over the next twelve months, subject to the satisfaction of customary conditions. The proceeds from the initial tranche will be used to repay the Company’s $11.1 million debt obligation to Danske Bank and the Allenex former majority shareholders, as well as for general corporate purposes. Immediately following the repayment of such debt obligations, CareDx will have cash and cash equivalents of approximately $22 million.

As previously disclosed, the Perceptive Advisors term loan will have an interest rate of 9.0% plus the greater of one-month LIBOR or 1.5%, an interest-only period of three years, and a maturity date of April 2023. The term loan may be prepaid by the Company, in whole or in part, at any time.

“Closing this debt refinancing marks the completion of our efforts to simplify and strengthen our balance sheet”, said Michael Bell, CareDx Chief Financial Officer. “With this key financial milestone behind us, CareDx is now well positioned to deliver on its goal of building CareDx into a leader in the field of transplant diagnostics.”

Further information with respect to the new debt facility is contained in a Current Report on Form 8-K filed today by CareDx with the Securities and Exchange Commission.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap and AlloSure for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including statements regarding our proposed use of proceeds from the refinancing, expected cash and cash equivalents and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including general economic and market factors, among others discussed in CareDx’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by CareDx with the SEC on March 22, 2018 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com